EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Troika Media Group, Inc.

We consent to the use in this Post-Effective Amendment to Registration Statement on  Form S-1(File No. 333-254889) of Troika Media Group, Inc. of our report dated November 2, 2020, with respect to the consolidated financial statements as of June 30, 2020 and 2019 and for each of the years in the two-year period ended June 30, 2020, appearing in the prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading of “experts” in such Prospectus.

/s/ RBSM LLP

Henderson, Nevadav

April 16, 2021